NR10-11

September 8, 2010

CARDERO ACQUIRES ADDITIONAL SHARES OF
WEALTH MINERALS LTD.

Cardero Resource Corp. (“Cardero” or the “Company”) – (TSX: CDU, NYSE-A: CDY, Frankfurt: CR5) is pleased to announce that it has acquired an additional 2,380,953 common shares of Wealth Minerals Ltd. (“Wealth”), a public company headquartered in Vancouver B.C.

Wealth is an early stage mineral exploration company with approximately 40.37 million shares issued and listings on the TSX Venture and Frankfurt Stock Exchanges.  Wealth’s focus is the acquisition and exploration of prospective uranium and rare earth element properties, primarily in Argentina and Peru.  In addition to ongoing work programs on its existing properties, it continues to actively evaluate new potential uranium and rare earth element projects in these and other countries.

The shares were acquired at a price of CAD 0.60 per share upon the exercise of share purchase warrants issued to Cardero as part of a private placement completed in October, 2009.  As a result of this acquisition, Cardero now holds an aggregate of 5,031,306 common shares of Wealth, representing approximately 12.46% of the issued and outstanding common shares of Wealth.  Cardero is not acting jointly or in concert with any other persons or companies in connection with such acquisition or the securities of Wealth control or direction over Wealth.  Cardero will, however, review its holdings in Wealth from time to time, and may increase or decrease its position as future circumstances dictate.

Stock Options

The Company also wishes to announce that, pursuant to its 2002 Incentive Stock Option Plan, it has granted incentive stock options to an employee allowing them to purchase up to an aggregate of 100,000 common shares in the capital stock of the Company.  The options are exercisable at a price of CAD 1.28 for a period of two years ending September 8, 2012.

About Cardero Resource Corp.

Cardero's focus through 2010 is to realise the considerable value it believes is locked in its remaining iron ore assets in the Marcona District of southern Peru, and in Minnesota, USA while continuing to progress its base and precious metal exploration projects in Argentina and Mexico, and aggressively seek out and potentially acquire new advanced stage projects.  The common shares of the Company are currently listed on the Toronto Stock Exchange (symbol CDU), the NYSE-Amex (symbol CDY) and the Frankfurt Stock Exchange (symbol CR5).  For further details on the Company readers are referred to the Company’s web site (www.cardero.com), Canadian regulatory filings on SEDAR at www.sedar.com and United States regulatory filings on EDGAR at www.sec.gov.

On Behalf of the Board of Directors of

CARDERO RESOURCE CORP.

“Hendrik van Alphen” (signed)

Hendrik van Alphen, President

Contact Information:

Steve Stakiw, Manager – Corporate Communications & Investor Relations

Email:  sstakiw@cardero.com

Phone: 1-888-770-7488 (604) 408-7488 / Fax: (604) 408-7499

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  All statements, other than statements of historical fact, included herein including, without limitation, statements concerning the intentions of the Company with respect to its holdings of securities of Wealth, are forward-looking statements.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market for, and pricing of, any mineral products the Company may produce or plan to produce, the Company’s inability to obtain any necessary permits, consents or authorizations required for its activities, the Company’s inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies and other risks and uncertainties disclosed in the Company’s Annual Information Form filed with the B.C., Alberta and Ontario Securities Commissions and the annual report on Form 40F filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Company and filed with the appropriate regulatory agencies.  All of the Company’s Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.